Exhibit 99.1

For Further Information Contact:

W. Alex Hall, President and Chief Executive Officer

Integrity Financial Corporation

Phone: (828) 322-8167

INTEGRITY FINANCIAL CORPORATION

REPORTS SECOND QUARTER 2005 EARNINGS

AND DECLARES A 10% COMMON STOCK DIVIDEND

Company Says Positive Trends Continue.

HICKORY, North Carolina, July 25 -- Integrity Financial Corporation (NASDAQ: IFCB) today reported its operating results including net income for the three and six months ended June 30, 2005 of $1.5 million and $3.2 million, respectively. These three and six month results represent gains of 12% and 29%, respectively, when compared to the same periods of 2004. Basic and diluted earnings per share for the six months ended June 30, 2005 were $0.67 and $0.65, respectively, compared to $0.53 and $0.52 for the six months ended June 30, 2004. The Board of Directors at its meeting on July 20, 2005 declared a 10% stock dividend payable on August 22, 2005 to stockholders of record on August 8, 2005. At June 30, 2005, Integrity Financial Corporation had 4,757,246 shares of common stock issued and outstanding.

“We are pleased to report that during the second quarter Integrity Financial continued to build on the positive trends established in the first quarter of this year,” said W. Alex Hall, President and Chief Executive Officer of Integrity Financial Corporation. “Our earnings for the second quarter and six months have been driven by much improved credit quality and a growing net interest margin.”

BUSINESS REALIGNMENT

The Board of Directors at its meeting on July 20, 2005 also announced that it has approved the Company’s reorganization as a one-bank holding company. The two bank subsidiaries, Catawba Valley Bank, Hickory and First Gaston Bank of North Carolina, Gastonia, will be combined into one bank. Commenting on the reorganization, Mr. Hall stated that, “Combining our banks will allow us to better serve our customers and communities as we will be able to streamline all lending, deposit gathering, operating, staff and management functions. The reorganization should also enhance our community bank lending and deposit services. The reorganization will allow us to form a dedicated credit administration group and improve our operations through consolidation of our human resources, systems and operations, investment, and financial management professionals at the holding company level.” He added that, “Area Presidents will be responsible for driving the growth in lending and deposit relationships in their respective communities. We have described this initiative to our employees as: “One Mission, One Team, One Bank, One Direction!”

REGULATORY COMPLIANCE –MEMORANDUM OF UNDERSTANDING

As a result of the FDIC and State of North Carolina bank examinations carried out in the fourth quarter of 2004 at Catawba Valley Bank, its Board of Directors has recently entered into a Memorandum of Understanding with the FDIC and the North Carolina Commissioner of Banks that requires Catawba Valley Bank to address certain areas of concern in that Bank’s past business practices. In the Memorandum of Understanding, the Board of Directors of Catawba Valley Bank, with the assistance of the Board and management team at Integrity Financial, have committed to correcting any outstanding issues identified by the regulators. Those issues include:

•	Conducting extensive loan risk rating reviews;

•	Addressing problem loans and enhancing its credit administration department;

•	Developing specific plans and proposals for classified credit relationships, improving loan documentation, policies and procedures, and correcting all known violations of laws, rules and regulations; and

•	Developing capital and strategic plans at the Bank level.

Mr. Hall added that, “At great expense, we have already devoted significant staff, management, professional, consulting, accounting and legal resources to resolving the matters of concern. Many of the issues identified have already been addressed and resolved.

“In the first quarter,” Mr. Hall continued, “Catawba Valley Bank charged off all loans classified as “loss” and added to the loan loss reserve at Catawba Valley Bank at year-end 2004. We have conducted extensive loan risk rating reviews of the Bank’s loan portfolio; we employed three seasoned banking professionals to address problem loans at the Bank; we are consolidating our credit administration function at the holding company; and we have put in place specific plans for classified credit relationships, improved loan documentation, policies and procedures. We will resolve the capital and strategic plan requirements requested by the regulators once we implement the merger of our two banks and begin running a more stream-lined one-bank holding company. We are confident these steps will satisfy all concerns expressed by the regulators. Catawba Valley Bank is again profitable and now adequately reserved. We are now assigning certain loan officers to a formal, dedicated credit administration, review, risk rating and resolution department.

“McColl Partners continues to assist us in formulating our strategic plan at Integrity Financial for the future and they will continue to assist the Board and management on issues such as these and other opportunities like the possible sale of loans to improve Integrity’s franchise, management, capital and profits. The stockholders’ interests are our paramount concern, and management’s concerns are aligned since we are stockholders too”. Mr. Hall concluded, “We have reviewed and will continue to review all opportunities which might further enhance stockholder value.”

EARNINGS

Integrity’s net income for the quarter ended June 30, 2005 was $1.5 million, an increase of $156 thousand, or 12%, compared to net income of $1.3 million for the quarter ended June 30, 2004. Net income increased primarily due to a substantial increase in net interest income of $1.0 million, or 21%, from $4.7 million in 2004 to $5.7 million in 2005. The Company continued to benefit from rising interest rates and recent increases of the Prime Rate as yields on interest earning assets rose while the increase in cost of funds was more moderate. The allowance for loan losses was $8.1 million, or 1.64% of loans at June 30, 2005. A $32 thousand provision for loan losses was made during the second quarter of 2005. Net loans charged-off during the second quarter of 2005 totaled $78 thousand. These loans had been identified during the Company’s fourth quarter loan review conducted at both banks. Non-interest income declined $169 thousand as the volume of mortgage loan originations declined. Non-interest expense increased $732 thousand, due to professional fees resulting from the Company’s recently completed loan review and the banks’ regulatory examinations.

Integrity’s net income for the first half ended June 30, 2005 of $3.2 million represents an increase of $712 thousand, or 29.2%, when compared to net income of $2.4 million for the first half ended June 30, 2004. Net income increased primarily due to a substantial increase in net interest income of $2.1 million, or 22%, from $9.4 million in 2004 to $11.4 million in 2005. The Company continued to benefit from rising interest rates and recent increases of the Prime Rate as yields on interest earning assets rose while the increase in cost of funds was more moderate. A $32 thousand provision for loan losses was made during the first half of 2005. Net loans charged-off during the first half of 2005 totaled $2.3 million. These loans had been identified during the Company’s fourth quarter loan review and charged-off during the first quarter of 2005. Non-interest income declined $761 thousand as the volume of mortgage loan originations declined. Non-interest expense increased $593 thousand, due primarily to professional fees resulting from the Company’s recently completed loan review and the banks’ regulatory examinations and also to slightly higher compensation and employee benefits expense.

Integrity reported total assets of $670.1 million at June 30, 2005, representing an increase of $15.1 million, or 2.3%, when compared to the $655.0 million reported at June 30, 2004. This increase resulted primarily from an increase in interest-earning deposits in banks of $5.2 million, or 41.2%. Total deposits at June 30, 2005 were $544.6 million representing an increase of $25.0 million, or 4.8%, over the amount reported at June 30, 2004. During 2005, each category of core deposits, including demand, money market and NOW accounts, savings and other time deposits, improved when compared to the results reported at June 30, 2004. Total stockholders’ equity was $66.0 million, or 9.8% of assets, and essentially unchanged due to rising interest rates’ effect upon the banks’ bond portfolios that resulted in a decline of the Company’s accumulated other comprehensive income (loss) to ($383) thousand at June 30, 2005 from $1.0 million at June 30, 2004.

Integrity Financial Corporation is a bank holding company headquartered in Hickory, North Carolina. Its two subsidiary, state chartered banks are: Catawba Valley Bank, headquartered in Hickory, North Carolina and First Gaston Bank of North Carolina, headquartered in Gastonia, North Carolina.

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Integrity’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Integrity Financial Corporation’s forward-looking statements. Integrity Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

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